Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS RETENTION AND CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is entered into by and between Matthew Willrath (“Employee”) and Gulfport Energy Corporation (“Company”), effective September 13, 2022 (“Effective Date”).

WHEREAS, Company believes it is in its interest and desires to retain Employee through severance protection following a Change in Control;

WHEREAS, Company and Employee (hereinafter collectively referred to as the “Parties”) have agreed to execute this Agreement to memorialize the terms and conditions of Employee’s severance protection following a Change in Control;

NOW, THEREFORE, in consideration of these mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Parties agree as follows:

1.In the event that Employee’s employment with the Company and its subsidiaries is terminated by the Company within 12 months following a Change in Control for reasons other than Good Reason or Cause, then, subject to Employee’s timely execution, without revocation, of a waiver and release of claims in a form satisfactory to the Company, the Company will pay to Employee a severance payment (the “Severance Payment”) equal to the sum of (i) Employee’s annual base salary, (ii) Employee’s target annual bonus in effect for the year of termination, and (iii) Employee’s monthly COBRA premium for a 12-month period. The Severance Payment will be paid in a lump sum, less any applicable taxes, withholdings, deductions, or setoffs permitted or required by law, within 60 days following Employee’s termination of employment pursuant to this paragraph. Employee’s right to the Severance Payment supersedes and is in lieu of any other severance entitlement from the Company or its subsidiaries. The intent of the parties is that the Severance Payment will be exempt from the application of Section 409A of the Code as a “short-term” deferral.

2.Termination by the Employee for Good Reason. The Employee may terminate employment with the Company for “Good Reason” and such termination will not be a breach of this Agreement by the Employee. Good Reason shall mean the occurrence of one of the events set forth below:

a.elimination of the Employee’s job position or material reduction in duties and/or reassignment of the Employee to a new position of materially less authority;

b.a material reduction in the Employee’s Base Salary; or

c.a requirement that the Employee relocate to a location outside of a fifty (50) mile radius of the location of his or her office or principal base of operation immediately prior to the effective date of a Change of Control.

Notwithstanding the foregoing, the Employee will not be deemed to have terminated for Good Reason unless (A) the Employee provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Employee has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the Employee provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Executive’s termination, and (D) the effective date of the Employee’s termination of employment is within ninety (90) days after the Employee provides written notice to the Company of the existence of the condition referred to in clause (A).

3.Employee represents and acknowledges that in signing this Agreement, Employee does not rely, and has not relied, upon any representation or statement made by Company or by any of Company’s employees, officers, agents, directors, or attorneys regarding the subject matter, basis, or effect of this Agreement or otherwise, including the tax consequences to him/her resulting from the payments, benefits, or other consideration provided under the Agreement. Employee agrees to be solely responsible for determining the tax consequences of any payments or benefits provided to him/her, reporting the same to the appropriate governmental authorities, and the payment of any taxes due. Employee shall defend, indemnify, and hold Company or any successor harmless from and against any losses resulting from a tax determination, its reporting or the non-reporting, or the payment or failure to pay any tax.

4.This Agreement represents the entire agreement between the Parties and shall supersede any prior agreements which may otherwise exist between them concerning this matter. This Agreement shall not be altered, amended, modified, or changed except by a writing executed by both Parties. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Oklahoma. The Parties expressly acknowledge and agree that the terms and conditions of this Agreement shall inure to the benefit of and be binding upon any successors or assigns. Company shall require any successor by agreement to assume expressly and agree to comply with, fully honor, and perform the terms of this Agreement. The Parties further agree and acknowledge that Employee may not assign this Agreement and any related right absent written consent from Company, but that Company may assign this Agreement and any of its rights to any successor in interest.

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IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EMPLOYEE Timothy J. Cutt

By:_____________________________ By:_________________________________

Printed: Matthew Willrath Title: Chief Executive Officer

Dated: __________________ Dated: __________________